EXHIBIT 99.3

VPI Holdings Corp. Condensed Consolidated Financial Statements Six Months Ended June 30, 2014 and 2013

VPI Holdings Corp. Condensed Consolidated Financial Statements Six Months Ended June 30, 2014 and 2013

VPI Holdings Corp.

Contents

Condensed Consolidated Financial Statements
Unaudited Condensed Consolidated Balance Sheets	1
Unaudited Condensed Consolidated Statements of Operations	2
Unaudited Condensed Consolidated Statements of Stockholders’ Equity (Deficit)	3
Unaudited Condensed Consolidated Statements of Cash Flows	4
Notes to Unaudited Condensed Consolidated Financial Statements	5-17

VPI Holdings Corp.

Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2014	2013
Assets
Current Assets
Cash and cash equivalents	$15,391,693	$3,238,622
Accounts receivable, net	33,007,503	25,813,761
Inventories, net	6,790,485	8,685,262
Prepaid and other current assets	840,138	793,008
Deferred income taxes (Note 9)	3,849,013	3,849,013
Total Current Assets	59,878,832	42,379,666
Other Assets
Goodwill (Note 3)	41,304,522	41,304,522
Intangibles, net (Note 3)	11,444,602	13,993,405
Deferred debt cost, net	1,763,997	2,070,659
Property and equipment, net (Note 2)	1,388,597	1,272,618
Total Other Assets	55,901,718	58,641,204
	$115,780,550	$101,020,870
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$2,044,451	$2,199,249
Income taxes payable	4,096,864	1,098,616
Compensation accrual	666,564	1,567,634
Accrued expenses	8,754,880	6,648,913
Chargeback and returns accrual	8,696,952	5,840,408
Current portion of long-term debt (Note 4)	5,843,750	4,781,250
Total Current Liabilities	30,103,461	22,136,070
Long-Term Liabilities
Deferred income taxes (Note 9)	3,279,715	3,279,715
Non-current portion of long-term debt (Note 4)	75,968,750	79,156,250
Total Liabilities	109,351,926	104,572,035
Commitments and Contingencies (Note 8)
Stockholders’ Equity (Deficit)
Common stock, $0.01 par value; 1,200,000 shares authorized; 34,876 shares
issued and outstanding at June 30, 2014 and December 31, 2013	349	349
Series A preferred stock, $0.01 par value; 430,000 shares authorized; 422,900
shares issued and outstanding at June 30, 2014 and December 31, 2013	4,229	4,229
Series B preferred stock, $0.01 par value; 76,500 shares authorized; 76,500
shares issued and outstanding at June 30, 2014 and December 31, 2013	765	765
Series C preferred stock, $0.01 par value; 25,000 shares authorized;
25,000 shares issued and outstanding at June 30, 2014 and
December 31, 2013	250	250
Additional paid-in capital	(2,120,200)	(3,556,758)
Retained earnings	8,543,231	-
Total Stockholders' Equity (Deficit)	6,428,624	(3,551,165)
	$115,780,550	$101,020,870

The accompanying notes are an integral part of these condensed consolidated financial statements.

VPI Holdings Corp.

Unaudited Condensed Consolidated Statements of Operations

Six Months Ended June 30,	2014	2013
Net Sales	$46,491,177	$29,903,153
Royalty Expense	5,771,865	4,411,143
Cost of Goods Sold	7,722,409	6,239,065
Gross profit	32,996,903	19,252,945
Selling, general and administrative
expenses (Note 10)	9,984,840	6,558,451
Research and development expenses	3,291,937	1,903,446
Depreciation and amortization	2,974,446	2,965,729
Operating income	16,745,680	7,825,319
Interest Expense, net (Note 4)	(3,155,912)	(2,247,319)
Income Before Income Tax Provision	13,589,768	5,578,000
Income Tax Provision	5,046,537	1,959,918
Net Income	$8,543,231	$3,618,082

The accompanying notes are an integral part of these condensed consolidated financial statements.

VPI Holdings Corp.

Unaudited Condensed Consolidated Statements of Stockholders’ Equity (Deficit)

Six Months Ended June 30, 2014 and December 31, 2013
											Total
									Additional		Stockholders'
	Common Stock		Preferred A		Preferred B		Preferred C		Paid-in	Retained	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	(Deficit)
Balance, December 31, 2013	34,876	$349	422,900	$4,229	76,500	$765	25,000	$250	$(3,556,758)	$-	$(3,551,165)
Compensation expense - stock options	-	-	-	-	-	-	-	-	1,436,558	-	1,436,558
Net income	-	-	-	-	-	-	-	-	-	8,543,231	8,543,231
Balance, June 30, 2014	34,876	$349	422,900	$4,229	76,500	$765	25,000	$250	$(2,120,200)	$8,543,231	$6,428,624

The accompanying notes are an integral part of these condensed consolidated financial statements.

VPI Holdings Corp.

Unaudited Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30,	2014	2013
Cash Flows from Operating Activities
Net income	$8,543,231	$3,618,082
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,974,446	2,965,729
Noncash stock compensation	1,436,558	130,891
Noncash interest expense	306,662	223,739
Change in operating assets and liabilities:
Accounts receivable	(7,193,742)	(3,434,193)
Inventories	1,894,777	21,308
Prepaid expenses and other assets	(47,136)	(708,274)
Accounts payable and accrued expenses	3,906,644	725,025
Income tax payable	2,998,248	233,945
Net cash provided by operating activities	14,819,688	3,776,252
Cash Flows from Investing Activities
Capital expenditures, net	(345,197)	(262,828)
(Purchase) refund of product rights	(196,420)	1,233,465
Net cash provided by (used in) investing activities	(541,617)	970,637
Cash Flows from Financing Activities
Cash dividends paid	-	8,258
Repayment of debt	(2,125,000)	(1,375,000)
Net cash used in financing activities	(2,125,000)	(1,366,742)
Net Increase in Cash and Cash Equivalents	12,153,071	3,380,147
Cash and Cash Equivalents, beginning of year	3,238,622	1,305,792
Cash and Cash Equivalents, end of six months period ended,	$15,391,693	$4,685,939

The accompanying notes are an integral part of these condensed consolidated financial statements.

VPI Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

1.	Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies

VPI Holdings Corp. and its subsidiaries (the “Company” or “VPI”), is a pharmaceutical company which develops, manufactures, distributes, markets, and sells prescription and over the counter generic drugs, in a variety of dosages and forms. The Company markets its products in the United States through distributors, retail, mass-merchandise chains, mail order companies and clinics.

On November 19, 2007, VPI Holdings Corp. was capitalized and purchased all the outstanding shares of stock of VersaPharm Inc. (“VersaPharm”) and Covenant Pharma, Inc. (“CPI”).

Basis of Presentation and Consolidation

The consolidated financial statements of the Company include the accounts of its wholly-owned subsidiaries and have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). Intercompany transactions and balances are eliminated upon consolidation.

The Company believes the accompanying unaudited condensed consolidated financial statements reflect all adjustments, including normal recurring accruals, necessary for a fair statement of its financial position, results of operations, and cash flows for the periods presented. All significant intercompany balances and transactions have been eliminated in consolidation. The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. In addition, the operating results for interim periods may not be indicative of the results of operations for a full year.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Significant estimates and judgments made by management in preparing these financial statements include revenue recognition and related reserves, allowances for doubtful accounts, stock-based compensation expense, impairment of long-lived assets and income taxes.

Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from management’s estimates if these results differ from historical experience or other assumptions prove not to be substantially accurate, even if such assumptions are reasonable when made.

Cash and Cash Equivalents

The Company considers those investments that are highly liquid and readily convertible to cash with an original maturity of three months or less to be cash equivalents.

VPI Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk principally consist of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalent balances with high-quality financial institutions and, consequently, such funds are subject to minimal credit risk.

The Company extends credit on an uncollateralized basis primarily to wholesale drug distributors and retail pharmacy chains throughout the U.S. The Company is required to estimate the level of accounts receivable which ultimately will not be paid. The Company calculates this estimate based on prior experience supplemented by a periodic customer specific review when needed. Historically, the Company has not experienced significant credit losses on its accounts and, therefore, has not established an allowance for doubtful accounts.

Three of the Company’s customers accounted for approximately 84% and 83% of accounts receivable at June 30, 2014 and December 31, 2013, respectively.

	% of Accounts Receivable
	June 30,	December 31,
Customer	2014	2013
Customer 1	49%	36%
Customer 2	23%	28%
Customer 3	12%	19%
Total	84%	83%

Revenue from these customers was approximately 76% and 71% of gross revenue for the six month periods ended June 30, 2014 and 2013, respectively.

	% of Revenues
	June 30,
Customer	2014	2013
Customer 1	41%	37%
Customer 2	22%	25%
Customer 3	13%	9%
Total	76%	71%

The Company derives a significant portion of its revenue from sales to large wholesale distributors on a limited number of products. Changes in economic conditions and unforeseen events could occur and reduce the demand for these products. The Company’s business success depends in part on its relationships with this limited number of large customers.

VPI Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

Inventories

Inventories consist of purchased pharmaceutical products and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method, and market is considered to be net realizable value. Inventories consist of finished product, and bulk product awaiting processing and packaging into finished product.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets, ranging from two to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of their useful lives or the terms of the respective leases. Maintenance and repairs are expensed as incurred, and conversely, renewals and betterments are capitalized.

When events or changes in circumstances indicate that the carrying amount of property and equipment might not be recoverable, the expected future undiscounted cash flows from the assets are estimated and compared with the carrying amount of the assets. If the sum of the estimated undiscounted cash flows is less than the carrying amount of the assets, an impairment loss is recorded. The impairment loss is measured by comparing the fair value of the assets with their carrying amounts. Fair value is determined based on discounted cash flows or appraised values, as appropriate. The Company did not record any impairment losses related to our property and equipment during the six months ended June 30, 2014 and 2013.

Intangible Assets

The Company’s intangible assets are primarily comprised of the intangible assets that were acquired in the acquisition of VersaPharm and CPI in 2007 and various product rights purchased subsequent to 2007. Specifically, the Company’s recognized intangible assets are for (i) customer relationships and (ii) product rights.

The intangible asset related to customer relationships is amortized for seven years over a method that reflects an appropriate allocation of the costs of these intangible assets to earnings in proportion to the amount of economic benefits obtained in each reporting period. The intangible asset related to product rights is amortized on a straight-line basis with estimated useful lives of seven years from the date each of the rights were acquired.

Intangible assets are tested for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the carrying amount of the asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The impairment loss to be recorded would be the excess of the asset's carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis or other valuation technique. No impairment charges have been recorded to intangible assets during the six months ended June 30, 2014 and 2013.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired. Goodwill and intangible assets with indefinite lives are not amortized, but instead tested for impairment at least annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. The Company has no intangible assets with indefinite useful lives, other than goodwill. The Company considers the following to be important factors that could trigger an impairment review: significant underperformance relative to historical or projected future operating results; identification of other impaired assets within a reporting unit; significant adverse changes in business climate or regulations; significant changes in senior management; significant changes in the manner to use the acquired assets or the strategy for the Company’s overall business; significant negative industry or economic trends.

VPI Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

Goodwill is assessed for impairment using a fair value approach at the reporting unit level. The goodwill impairment test is a two-step process, if necessary. The provisions for the accounting standard of goodwill provide an entity with the option to assess qualitative factors to determine whether the existence of events or circumstances leads to the determination that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. This qualitative assessment is referred to as a “step zero” approach. If, based on the qualitative factors, an entity determines it is not more-likely-than-not that the fair value of a reporting unit is less than its carrying value, the entity may skip the two-step impairment test required by accounting guidance. If an entity determines otherwise or, at the option of the entity, a step zero is not performed, step one of the two-step impairment test is required. Under step one, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the entity must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using  the income approach. Impairment shall be recognized to the extent that the carrying amount of goodwill exceeds its implied fair value.

In performing step one of the goodwill impairment test, the Company compares the carrying amount of the reporting unit to the estimated fair value. This analysis contains uncertainties because it requires the Company to make market participant assumptions, and to apply judgment to estimate industry economic factors and the profitability and growth of future business strategies, to determine estimated future cash flows and an appropriate discount rate. The Company measures the fair value of its reporting units using the income approach. The income approach uses cash flow projections. Inherent in the development of cash flow projections are assumptions and estimates derived from a review of operating results, approved business plans, expected growth rates, capital expenditures and cost of capital, similar to those a market participant would use to assess fair value. The Company also makes certain assumptions about future economic conditions and other data. Many of the factors used in assessing fair value are outside the control of management, and these assumptions and estimates may change in future periods. Changes in assumptions or estimates can materially affect the fair value measurement of a reporting unit, and therefore, can affect the amount of the impairment. The following are key assumptions used in making cash flow projections:

▪
Business projections. The Company makes assumptions about the demand for products in the marketplace and pending regulatory approvals. These assumptions drive the planning assumptions for volume, mix, and pricing. The Company also makes assumptions about cost levels. These projections are derived using internal business plans that are updated at least annually and reviewed by the Board of Directors.

VPI Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

▪
Long-term growth rate. A growth rate is used to calculate the terminal value of the business and is added to the present value of the debt-free cash flows. The growth rate is the expected rate at which a business unit’s earnings stream is projected to grow beyond the planning period.

▪
Discount rate. When measuring possible impairment, future cash flows are discounted at a rate that is consistent with a weighted-average cost of capital that the Company anticipates a potential market participant would use. Weighted-average cost of capital is an estimate of the overall risk-adjusted after-tax rate of return required by equity and debt holders of a business enterprise.

▪
Economic projections. Assumptions regarding general economic conditions are included in and affect the assumptions regarding industry sales and pricing estimates. These macro-economic assumptions include, but are not limited to, industry sales volumes and interest rates.

There were no impairments of goodwill noted during the periods ended June 30, 2014 and 2013. The Company expects to complete its annual goodwill impairment test as of December 31, 2014.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with generally accepted accounting principles. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates, expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the laws are enacted.

ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements using a two-step process for evaluating tax positions taken, or expected to be taken, on a tax return. The Company may only recognize the tax benefit from an uncertain tax position if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. Uncertain tax positions require determinations and estimated liabilities to be made based on provisions of the tax law, which may be subject to change or varying interpretation. If the Company’s determinations and estimates prove to be inaccurate, the resulting adjustments could be material to the Company’s future financial results.

Revenue Recognition

The Company recognizes revenues when it can determine that persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and it deems collection to be probable. In making these judgments, the Company evaluates these criteria as follows:

▪	Evidence of an arrangement. The Company considers a purchase order to be representative of persuasive evidence of an arrangement.

VPI Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

▪	Delivery has occurred. The Company considers delivery to have occurred when product shipment has occurred and delivery has been accepted by the customer.

▪	Fees are fixed or determinable. The Company considers the fee to be fixed or determinable once product returns, chargebacks, and other allowances can be reasonably estimated.

▪	Collection is deemed probable. Collection is deemed probable based upon the Company’s evaluation of the customer’s ability to pay.

Revenue Deductions and Product Returns

The Company gives certain discounts on pricing based on contractual price reductions with wholesalers, managed care providers, and certain other consumers. Provision for these estimated costs are recorded at the time of sale and are periodically adjusted to reflect actual experiences. In addition, the return policy allows customers to return products within a specified period before and after product expiration dates. In establishing the reserves, the Company considers the past experience of deductions and returns, inventory information from the wholesalers, contractual arrangements, and qualitative knowledge of the industry and trends.

Royalty Expense

The Company pays royalties on the sale of certain products and receives royalty income on two of its products. Royalty income is included in net sales in the accompanying consolidated statements of operations. Royalty expenses are estimated and accrued at the time of sale.

Cost of Goods Sold

Cost of goods sold is comprised of purchased product costs, freight, stability and similar testing costs.

Advertising and Marketing Costs

The Company charges the costs of advertising and marketing to expense as incurred. Advertising and marketing expenses were $1,452,292 and $1,124,784 for the six month periods ended June 30, 2014 and 2013, respectively.

Share-Based Compensation

As of and for the six month periods ended June 30, 2014 and 2013, the Company had a share-based compensation plan, which is more fully described in Note 6 below.

The fair value of each option award was estimated on the date of grant using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. Expected volatility is based on the historical volatility of public companies in the Company’s peer group over the expected term of the options. The expected term of options granted to employees is derived using the “simplified method” which computes expected terms as the average of the sum of the vesting term plus the contract term. The risk-free interest rate is based on the U.S. Treasury yield rates in effect at the time of grant for the period of the expected term. The Company generally expenses the fair value of the option awards on a straight-line basis over the requisite service period.

VPI Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

2.	Property and Equipment, Net

The components of property and equipment at June 30, 2014 and December 31, 2013 are as follows:

	Estimated
	Useful Life	June 30,	December 31,
	(Years)	2014	2013
Furniture and fixtures	3-5	$284,692	$284,270
	Lesser of
	useful life or
Leasehold improvements	lease term	308,507	210,891
Computer equipment	3	1,189,022	1,076,570
Machinery and equipment	5-10	1,512,424	1,377,718
		3,294,645	2,949,449
Accumulated depreciation and amortization		(1,906,048)	(1,676,831)
Property and equipment, net		$1,388,597	$1,272,618

Depreciation and amortization expense were $229,218 and $242,054 for the six month periods ended June 30, 2014 and 2013, respectively.

3.	Goodwill and Intangible Assets

Goodwill and intangible assets and accumulated amortization as of June 30, 2014 and December 31, 2014 consist of the following:

	Amortization	June 30,	December 31,
	Period	2014	2013
Goodwill		$41,304,522	$41,304,522
Amortizable Intangible Assets
Customer relationships	7 years	18,500,000	18,500,000
Intangible product rights	7 years	20,061,989	19,865,565
		38,561,989	38,365,565
Accumulated amortization		(27,117,387)	(24,372,160)
Intangible Assets, Net		$11,444,602	$13,993,405

VPI Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

Amortization expense related to intangible assets were $2,745,228 and $2,723,675 for the six month periods ended June 30, 2014 and 2013, respectively. The estimated life of the intangible assets is 7 years and the weighted average remaining life were 3.9 years and 4.3 years at June 30, 2014 and December 31, 2013, respectively.

Estimated annual amortization of intangible assets is as follows:

Amortization Period	Amount
6 month periods ended December 31, 2014	$2,345,708
12 month periods ended December 31, 2015	2,184,273
12 month periods ended December 31, 2016	2,184,273
12 month periods ended December 31, 2017	2,184,273
12 month periods ended December 31, 2018	2,008,159
Thereafter	537,916
$11,444,602

4.	Long-Term Debt

Long-term debt at June 30, 2014 and December 31, 2013 consists of the following:

	June 30,	December 31,
	2014	2013
Credit Agreements term loan	$81,812,500	$83,937,500
Less current maturities	(5,843,750)	(4,781,250)
	$75,968,750	$79,156,250

Following are the future maturities of long-term debt as of June 30, 2014:

Maturity Period	Amount
6 month period ended December 31, 2014	$2,656,250
12 month period ended December 31, 2015	6,906,250
12 month period ended December 31, 2016	8,500,000
12 month period ended December 31, 2017	63,750,000
$81,812,500

Credit Agreement

On July 3, 2011, the Company entered into a credit agreement (the “Credit Agreement”) which provided for a term loan in the amount of $18,000,000 and a revolving credit facility of $5,000,000. An additional $7,000,000 term loan could also be drawn by the Company in the future, in conjunction with the launch of a certain product. The term loan required a quarterly principal and monthly interest payment with all remaining principal and interest due on June 3, 2016. The term loan and revolving credit facility had an interest rate of Prime plus 4.5% with a 2.75% Prime Floor. In addition, the revolving credit facility also had a commitment fee of 0.50% of the unused balance.

VPI Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

On December 17, 2012, the Company amended its Credit Agreement. The amended Credit Agreement provided a term loan of $55,000,000 and a revolving facility for $5,000,000 due on December 17, 2017. The term loan requires quarterly principal payments and monthly interest payments with all remaining principal and interest due on December 17, 2017. The term loan and revolving credit facility bear an interest rate of LIBOR plus 5.5%, with a LIBOR floor of 1.25%.

On September 18, 2013, the Company and the lender modified the Credit Agreement by entering into a second amendment to the Credit Agreement. The second amendment replaced the existing term loans with a new loan in an aggregate principal amount of $85,000,000 and a revolving facility for $5,000,000 due on December 17, 2017. The term loan requires quarterly principal payments and monthly interest payments with all remaining principal and interest due on December 17, 2017. The term loan and revolving credit facility bear an interest rate of LIBOR plus applicable margin, with a LIBOR floor of 1.25%. The interest rate was 6.75% and there was $5,000,000 available on the revolving credit facility as of June 30, 2014.

During 2011, the Company entered into an interest rate cap agreement with a bank. This derivative instrument, which has a demimus value, has been recorded at its estimated fair value as of June 30, 2014 and December 31, 2013 and is included in prepaid and other current assets on the consolidated balance sheets. The change in estimated fair value is recorded as interest expense.

Amortization expense was $306,662 and $223,739 for the six month periods ended June 30, 2014 and 2013, respectively.

The Credit Agreement contains, among other things, financial covenants related to maximum total debt to adjusted EBITDA ratio, a minimum fixed charge coverage ratio, and maximum capital expenditures. The Company was in compliance with these covenants at June 30, 2014 and December 31, 2013. The Credit Agreement is secured by substantially all of the assets of the Company.

Interest expense, including amortization of deferred loan costs, was $3,155,912 and $2,247,319 for the six month periods ended June 30, 2014 and 2013, respectively.

5.	Stockholders’ Equity

On November 19, 2007, VPI Holdings Corp. issued 100 shares of common stock and 422,900 shares of Series A Cumulative Convertible Preferred Stock at the price of $100 per share. The proceeds from the issuance of the common and preferred shares were used to purchase all the outstanding common shares of VersaPharm and CPI.

Common Stock

At June 30, 2014 and December 31, 2013, the Company has authorized 1,200,000 shares of common stock ($.01 par value), of which 34,876 shares were outstanding.

VPI Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

Series A Cumulative Convertible Preferred Stock

During 2007, the Company authorized 430,000 shares of Series A Cumulative Convertible Preferred Stock ($.01 par value) (“Preferred A Stock”), of which 422,900 shares were outstanding at June 30, 2014 and December 31, 2013. The Preferred A Stock shares are convertible into shares of the Company’s common stock on a one for one basis, subject to adjustment for future common stock changes. The Preferred A Stock shareholders are entitled to receive a dividend computed at 8% per annum, compounded annually, based on the Original Issue Price, as adjusted. As of June 30, 2014, the Preferred A Stock shareholders are entitled to receive approximately $65,774,337 in the event of the liquidation of the Company.

Series B Cumulative Convertible Preferred Stock

During 2008, the Company authorized and issued 76,500 shares of Series B Cumulative Convertible Preferred Stock ($.01 par value) (“Preferred B Stock”), of which 76,500 shares were outstanding at June 30, 2014 and December 31, 2013. The Preferred B Stock shares are convertible into shares of the Company’s common stock on a one for one basis, subject to adjustment for future common stock changes. The Preferred B Stock shareholders are entitled to receive a dividend computed at 8% per annum, compounded annually, based on the Original Issue Price, as adjusted. As of June 30, 2014, the Preferred B Stock shareholders are entitled to receive approximately $10,932,501 in the event of the liquidation of the Company.

Series C Cumulative Convertible Preferred Stock

During 2009, the Company authorized and issued 25,000 shares of Series C Cumulative Convertible Preferred Stock ($.01 par value) (“Preferred C Stock”), of which 25,000 shares were outstanding at June 30, 2014 and December 31, 2013. The Preferred C Stock shares are convertible into shares of the Company’s common stock on a one for one basis, subject to adjustment for future common stock changes. The Preferred C Shareholders are entitled to receive a dividend computed at 8% per annum, compounded annually, based on the Original Issue Price, as adjusted. As of June 30, 2014, the Preferred C Stock shareholders are entitled to receive approximately $3,257,611 in the event of the liquidation of the Company.

6.	Stock-based Compensation

The Company’s 2007 Amended and Restated Stock Option and Restricted Stock Plan (the “Plan”) provides for the grant of nonqualified stock options and stock awards to eligible employees, and directors of the Company. Options granted under the Plan are exercisable for a period determined by the Company, but in no event longer than ten years from the date of the grant. The fair value of the options is expensed on a straight-line basis over the requisite service period.

Stock based compensation expense related to stock options was $1,436,558 and $130,891 for the six month periods ended June 30, 2014 and 2013, respectively. Stock based compensation expense is recorded in selling, general and administrative expenses, in the accompanying consolidated statement of operations.

VPI Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

The following is a summary of the Company’s stock options as of June 30, 2014 and the stock option activity from January 1, 2013 through June 30, 2014:

		Weighted
		Average
		Exercise
	Number of	Price
	Options	Per Share
Outstanding at January 1, 2013	34,776	$73.18
Granted	5,095	114.17
Exercised	-	-
Cancelled	(5,095)	114.17
Outstanding at December 31, 2013	34,776	73.18
Granted	5,095	114.17
Exercised	-	-
Cancelled	-	-
Outstanding at June 30, 2014	39,871	$187.35
Remaining contractual life in years 4.65
Exercisable at end of period	39,871	$187.35

Of the stock options outstanding as of June 30, 2014 and December 31, 2013, all options were held by employees. There is no stock-based compensation expense remaining to be recognized in future periods.

As of December 31, 2013, all previously issued shares of restricted stock were fully vested. There were no shares of restricted stock issued in the six month period ended June 30, 2014. There were no shares forfeited in the six month periods ended June 30, 2014 or 2013 or for the year ended December 31, 2013.

7.	Retirement Plan

The Company operates a qualified defined contribution 401(k) plan, which provides benefits to substantially all employees. Any annual contribution to the plan above the mandatory “Safe Harbor” amount is at the discretion of the Officers of the Company. The Company contributed $19,680 and $46,161 during the six month periods ended June 30, 2014 and 2013, respectively.

8.	Commitments and Contingencies

The Company is obligated under the terms of operating lease arrangements for its offices, warehouse, and research and development facility. Rent expense was $265,086 and $226,406 for the six month periods ended June 30, 2014 and 2013, respectively.

VPI Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

The total minimum future commitments under the operating leases for periods succeeding June 30, 2014 is as follows:

Commitment Period	Amount
6 month period ended December 31, 2014	$111,949
12 month period ended December 31, 2015	23,350
$135,299

9.	Income Taxes

The initial purchase transaction of VersaPharm and CPI met certain attributes of the Internal Revenue Code such that a portion of the purchase price can be amortized and deducted for income tax purposes (the “Goodwill Amortization”). This Goodwill Amortization (tax amortization) is approximately $2,754,000 per year for the first 15 years following acquisition.

The tax expense recognized in our interim financial statements is determined by multiplying the year-to-date income before income tax provision by the annual effective tax rate, which is an estimate of the expected relationship between tax expense for the full year to the pre-tax income for the full year. Our effective income tax rate for the six months ended June 30, 2014 and 2013 was 35.14% and 36.85%, respectively.

The Company files income tax returns in the U.S. federal tax jurisdiction and various state jurisdictions. The tax years from 2009 forward remain open for federal and state tax jurisdiction examinations. The Company is currently not under examination by any tax jurisdictions for any tax years.

The Company has applied ASC 740-10 to all open tax positions and has recorded no liability for unrecognized tax benefits at June 30, 2014 and December 31, 2013. The Company’s policy is to classify interest and penalties related to unrecognized tax benefits in income tax expense. As of June 30, 2014 and December 31, 2013, the Company had recorded no accrued interest and penalties related to unrecognized tax benefits.

10.	Related Parties

Tailwind Capital Partners, L.P. (“Tailwind”) owns a significant portion of the Company’s Preferred A, Preferred B and Preferred C shares. Tailwind provides management services to the Company in return for an annual management fee. Management expense was $270,956 and $253,254 for the six month periods ended June 30, 2014 and 2013, respectively. This amount is included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

A member of the Company’s management owns the building that is leased by the Company on a month-to-month basis for their research and development facility. Rent expense was $66,360 and $66,360 for the six month periods ended June 30, 2014 and 2013, respectively in connection with the lease agreement.

VPI Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

11.	Subsequent Events

On August 12, 2014, the Company was acquired by a publicly traded pharmaceutical company.

Management evaluates events occurring subsequent to the date of the financial statements in determining the accounting for and disclosure of transactions and events that affect the financial statements. Subsequent events have been evaluated through October 24, 2014, which is the date the consolidated financial statements were available to be issued.